Exhibit 10.3

AMENDMENT NO. 2 TO

THE TORO COMPANY 2010 EQUITY AND INCENTIVE PLAN

The Board of Directors (the “Board”) and shareholders of The Toro Company, a Delaware corporation (the “Company”), have heretofore approved and adopted The Toro Company 2010 Equity and Incentive Plan (as amended, the “Plan”), and pursuant to the power of amendment reserved to the Compensation and Human Resources Committee of the Board (the “Committee”) in Section 20.1 of the Plan, the Committee has adopted and approved this Amendment No. 2 to the Plan (this “Amendment”), effective as September 17, 2013.

1.                                      Section 11.1 of the Plan is hereby amended and restated in its entirety to read as follows:

“11.1.                Nonemployee Director Shares.  On the first business day of each fiscal year, the Company shall issue to each person who is then a Nonemployee Director, Shares in an amount equal to $47,000 (or such other amount as may be determined by the Committee from time to time, which Committee shall consist solely of directors who are “independent directors” (as defined in the rules of the New York Stock Exchange)) divided by the three-month fair market value of one Share, rounded down to the greatest number of whole Shares (“Nonemployee Director Shares”), subject to adjustment as provided in Section 4.4(a) hereof.  “Three-month fair market value” for the purpose of this Section 11.1 shall be the average of the closing sale prices of one Share at the end of the regular trading session for each of the trading days in the three calendar months immediately prior to the date of issue of the Nonemployee Director Shares, as reported by The New York Stock Exchange.”

2.                                      Section 11.2(a) of the Plan is hereby amended and restated in its entirety to read as follows:

“(a)                            Annual Grant.  Subject to the terms and conditions of this Section 11.2, on the first business day of each fiscal year, the Company shall grant to each person who is then a Nonemployee Director, a Nonqualified Stock Option to purchase Shares (a “Nonemployee Director Option”).  Each Nonemployee Director Option shall have a grant date fair value of $47,000 (or such other amount as may be determined by the Committee from time to time, which Committee shall consist solely of directors who are “independent directors” (as defined in the rules of the New York Stock Exchange)), determined using a standard Black-Scholes, binomial or monte carlo valuation formula, based on assumptions consistent with those used to value option grants disclosed under Schedule 14A under the Exchange Act or successor requirements, for the business day prior to the Grant Date.”

3.                                      No Other Changes.  Except as specifically set forth in Sections 1 and 2 of this Amendment, the Plan shall remain unchanged and shall continue in full force and effect.

IN WITNESS WHEREOF, The Toro Company has hereunto subscribed its name effective this 17th day of September, 2013.

THE TORO COMPANY

/s/ Michael J. Hoffman
By:	Michael J. Hoffman
Its:	Chairman and CEO